Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Tempus Applied Solutions Holdings, Inc.

We consent to the incorporation by reference in this Amendment No. 2 of the Registration Statement on Form S-1 of Tempus Applied Solutions Holdings, Inc. of our report dated March 31, 2017, relating to our audits of the consolidated financial statements of Tempus Applied Solutions Holdings, Inc. as of December 31, 2015 and 2016 and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Amendment No. 2 of the Registration Statement on Form S-1.

/s/ ELLIOTT DAVIS, LLC

Elliott Davis, LLC (formerly known as Elliott Davis Decosimo, LLC)

Greenville, South Carolina

January 25, 2018